Exhibit (a)(1)(Q)

Form of Email Notice Confirming Receipt of Election Form to Reject the Exchange Offer

From:	Sarah Sardella
Subject:	Confirmation of Receipt of Option Exchange Election Form
To:	Eligible Employee (after election)
Date:	[DATE SENT]

This message confirms that TCR2 Therapeutics, Inc. (“TCR2”) has received your Stock Option Exchange Program Election Form. If you did not submit this form and believe you are receiving this email in error, please contact AskHR@tcr2.com for assistance.

You have elected to reject the Exchange Offer and retain all of your Eligible Options.

Your Election may be changed or withdrawn at any time before 11:59 p.m., Eastern Time, on November 16, 2022, unless the Exchange Offer is extended by the Company (“Expiration Time”). To withdraw your Election, please deliver a completed and signed Notice of Withdrawal [link] to AskHR@tcr2.com before the Expiration Time. If you withdraw your current election, a new Election Form will be sent to your TCR2 email address.

If you have any questions regarding these elections, the Exchange Offer in general, or to request assistance, please email AskHR@tcr2.com.

Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Exchange Offer documents.